UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 4, 2010

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2010, the Board of Directors (the “Board”) of Jazz Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board, amended the Company’s Cash Bonus Plan “(the “Bonus Plan”) to increase the annual bonus target for Bruce C. Cozadd, the Company’s Chairman and Chief Executive Officer, from 50% to 60% of his annual base salary, beginning in the calendar year that commenced on January 1, 2010. The Bonus Plan is designed to reward, through the payment of annual cash bonuses, the Company’s employees (including executive officers) for the Company’s performance in meeting its corporate objectives for the prior year and, if applicable, each individual’s performance and/or contribution in meeting the Company’s corporate objectives for the prior year. The actual cash bonus awarded in any year, if any, may be more or less than each employee’s annual bonus target. Whether or not a bonus is paid in any year is within the discretion of the Compensation Committee of the Board. A copy of the Bonus Plan was filed as Exhibit 10.71 to the Company’s quarterly report on Form 10-Q for the period ended March 31, 2008, and the Bonus Plan, as amended, will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2010.

Item 8.01.	Other Events

The Company announces that its 2010 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 7, 2010 at 10:00 a.m., local time at the Company’s facilities located at 3180 Porter Drive, Palo Alto, CA 94304. Stockholders of record as of the close of business on April 14, 2010 are entitled to notice of and to vote at the Annual Meeting.

This announcement constitutes public announcement of the date of the Annual Meeting for purposes of Article III, Section 5 of the Company’s bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ KATHRYN FALBERG
Kathryn Falberg
Chief Financial Officer

Date: March 9, 2010